*090204*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SEANIEMAC INTERNATIONAL, LTD.

2. The articles have been amended as follows: (provide article numbers, if available)

The authorized shares of the Corporation have been increased from 2,010,000,000 shares to 4,010,000,000 shares. To effect the same, Section (a) of the FOURTH article is amended in its entirety to provide as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is FOUR BILLION, TEN MILLION (4,010,000,000) of which (i) FOUR BILLION (4,000,000,000) shares shall be common stock with a par value of $.001 per share (the "Common Stock") and (ii) TEN MILLION (10,000,000) shares shall be preferred stock with a par value of $.001 per share (the "Serial Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 1,797,425,645 votes FOR

4. Effective date and time of filing: (optional) Date: 10/6/2016 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*